Exhibit No. 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MGP Ingredients, Inc.:

We consent to the use of our report with respect to the consolidated financial statements included in MGP Ingredients, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 incorporated by reference in this Form S-8.

/s/ KPMG LLP

Kansas City, Missouri
May 29, 2014